Exhibit 99.1

News Release	FOR IMMEDIATE RELEASE
Lyndhurst, New Jersey, May 21, 2007

Contacts:	Laure Park (Investor Relations):	(201) 393-5030
	Gary Samuels (Media Relations):	(201) 393-5700

Quest Diagnostics Commences Cash Tender Offer for AmeriPath 10 1/2% Senior Subordinated Notes Due 2013

LYNDHURST, N.J., May 21 -- Quest Diagnostics Incorporated (NYSE: DGX), the nation's leading provider of diagnostics testing, information and services, announced today that it has commenced a cash tender offer for all of the outstanding $350,000,000 principal amount 10 1/2% Senior Subordinated Notes due 2013 (CUSIP Nos. 03071D AC 3 and 03071D AA 7) of AmeriPath, Inc. (AmeriPath). The tender offer is being made by Quest Diagnostics in connection with its previously announced agreement to acquire AmeriPath. The tender offer is part of a plan by Quest Diagnostics to refinance indebtedness, reduce interest expense and eliminate certain provisions contained in the indenture governing the notes. Quest Diagnostics currently intends to pay for the acquisition of AmeriPath and to refinance the notes with a portion of the proceeds of a new, one-year, $1.1 billion bridge loan facility and a new, five-year, $1.5 billion term loan facility. Quest Diagnostics has received a commitment from Morgan Stanley Senior Funding, Inc. for the loan facilities.

The tender offer is subject to a number of conditions and contingencies, including the successful completion of the acquisition of AmeriPath, the receipt of consents from a majority of the outstanding noteholders to the proposed amendments to the indenture described below and receipt of adequate financing. The tender offer is made upon the terms and conditions set forth in Quest Diagnostics' Offer to Purchase and Consent Solicitation Statement dated May 21, 2007. The tender offer will expire at 12:00 midnight, ET, on June 18, 2007, unless extended or terminated by Quest Diagnostics.

Under the terms of the tender offer, Quest Diagnostics will purchase the outstanding notes at a price to be determined ten business days prior to the expiration date of the tender offer by reference to a fixed spread of 50 basis points over the yield to maturity of the 4.625% U.S. Treasury Note due March 31, 2008. Included in this purchase price is a consent payment equal to $30 per $1,000 principal amount of the notes for those noteholders who are entitled to such payment.

In connection with the tender offer, Quest Diagnostics is also seeking consents from the noteholders to certain proposed amendments to the indenture governing the notes. The purpose of the proposed amendments is to eliminate substantially all of the restrictive provisions in the indenture. Subject to certain conditions, only noteholders who consent to the proposed amendments by validly tendering their notes prior to the consent deadline (5:00 p.m., ET, on June 4, 2007, unless extended) will receive the consent payment. Tendered notes may not be withdrawn and consents may not be revoked after the end of the consent period. Payment for notes validly tendered prior to the consent deadline is expected to be made promptly following the consent deadline on an early settlement date.

Morgan Stanley & Co. Incorporated will act as Dealer Manager for the tender offer and consent solicitation. People with questions regarding the tender offer and consent solicitation should contact Morgan Stanley & Co. Incorporated at (212) 761-5384. The Information Agent and Depositary is

Global Bondholder Services Corporation. People with questions concerning the procedures for tendering notes or requests for the Offer to Purchase and Consent Solicitation Statement should contact the information agent, Global Bondholder Services Corporation, at (866) 804-2200.

None of Quest Diagnostics, AmeriPath, the Dealer Manager, the Information Agent and the Depositary or the trustee for the notes makes any recommendation as to whether or not the holders of notes should tender their notes pursuant to the tender offer and provide consents to the proposals.

About Quest Diagnostics

Quest Diagnostics is the leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its national network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative new diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at www.questdiagnostics.com.

This communication contains certain forward-looking statements. These forward-looking statements, which may include, but are not limited to, statements concerning the proposed acquisition, are based on management's current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Certain of these risks and uncertainties may include, but are not limited to the risks and uncertainties described in the Quest Diagnostics Incorporated 2006 Form 10-K and subsequent filings.